EX-99.1


                                 [INCENTRA LOGO]
                   1140 PEARL STREET, BOULDER, COLORADO 80302

FOR IMMEDIATE RELEASE

INVESTOR CONTACT:                               MEDIA CONTACT:
Allen & Caron Inc.                              Ignite Public Relations
Jill Bertotti                                   Kathleen Bermea-Sullivan
jill@allencaron.com                             303-439-9365
949-474-4300                                    Kathleen@igniteconsultinginc.com

     INCENTRA SOLUTIONS APPOINTS ROBERT S. KOCOL, FORMER CFO OF STORAGETEK,
                             TO BOARD OF DIRECTORS

              COMPANY ADDS FINANCE AND STORAGE VETERAN TO THE BOARD

Boulder, CO, December 21, 2006 - Incentra Solutions, Inc. (OTCBB: ICNS), a leading provider of complete IT and storage management solutions for midsize enterprises and service providers, today announced the addition of financial and storage visionary Robert (Bobby) S. Kocol to its Board of Directors. Kocol fills an open position on the Board, increasing the size of the Board to 6 Directors.

Kocol, 49, has more than 27 years of experience in the storage industry and was most recently Chief Financial Officer with StorageTek, where he helped orchestrate StorageTek's sale to Sun Microsystems in a deal valued at $4.1 billion. At StorageTek, Kocol was the primary interface to the financial analyst community while he directed and managed the financial planning for the global operations of a $2 billion business. He was instrumental in developing corporate strategic plans, successfully implementing effective internal controls over financial reporting in line with Sarbanes-Oxley requirements and oversaw the financial infrastructure of the company during a period of rapid growth. Prior to this, Kocol worked for Documation and General Motors in various positions.

"We are pleased to have Bobby join our Board of Directors," commented Tom Sweeney, Chairman & CEO. "Through his tenure at StorageTek, Bobby had a proven track record of delivering sound financial management and corporate governance. As Incentra continues on an aggressive growth path, his business acumen and financial aptitude is an exceptional addition to our Board."

 "I look forward to the opportunity to work with Incentra as they enter 2007 after such extraordinary growth in 2006," said Kocol. "Incentra has a compelling business proposition to the mid-tier market with their complete solutions approach and their robust storage services offerings. I am excited to participate and contribute to their continued growth and success."

Bobby received a Bachelor of Science Degree in Accounting from Mississippi State University. Bobby also has an MBA from Florida Technology University and is a Certified Public Accountant. He currently serves as a Board Member for the Alliant Group, Copan Systems, and Avista Adventist Hospital. He is also a member of the Executive Fellows Leadership Team for the Daniels College of Business at the University of Denver.

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ABOUT INCENTRA SOLUTIONS, INC.
Incentra Solutions, Inc. (www.incentrasolutions.com) (OTCBB:ICNS) is a provider of complete IT & storage management solutions to enterprises and managed service providers in North America and Europe. Incentra's complete solution includes managed services, professional services, hardware and software products with the Company's First Call and Enhanced First Call support services, IT outsourcing solutions and financing options.